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                                                                  EXECUTION COPY

                                                                   Exhibit 10.35

                               PURCHASE AGREEMENT

                                     BETWEEN

                               BRENTWOOD BWI, LLC,

                                   AS SELLER,

                                       AND

                           HIGHLAND HOSPITALITY, L.P.,

                                  AS PURCHASER

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Definitions: The following capitalized terms used in this Agreement are defined in the sections indicated below:


Accountants                                                Section 13.7
Additional Deposit                                         Section 2.3
Agreement                                                  Introduction
Apportionment Date                                         Section 13.1
Bill of Sale                                               Section 9.2
Closing                                                    Section 5.1
Closing Date                                               Section 5.1
Contracts                                                  Section 1.3
Contract Date                                              Introduction
Current Ledger                                             Section 13.3
Deed                                                       Section 9.1
Deposit                                                    Section 2.3
Due Diligence Period                                       Section 6.5
Environmental Laws                                         Section 3.7
Equipment Leases                                           Section 1.3
Escrow Agent                                               Section 2.1
Escrow Instructions                                        Section 2.3
Existing Manager                                           Section 3.6
Existing Management Agreement                              Section 3.6
Extension Deposit                                          Section 5.1
Extension Fee                                              Section 5.1
Extension Notice                                           Section 5.1
FF&E                                                       Section 1.2
Fixed Asset Supplies                                       Section 1.2
Franchise Agreement                                        Section 3.6
Franchisor                                                 Section 3.6
Front Desk Closing Hour                                    Section 13.3
Hazardous Substances                                       Section 3.7
Hotel                                                      Section 1.1
Improvements                                               Section 1.1
Initial Deposit                                            Section 2.3
Inventories                                                Section 1.2
Land                                                       Section 1.1
Permits                                                    Section 3.14
Permitted Exceptions                                       Section 6.2(b)
Personal Property                                          Section 1.2
Property                                                   Section 1.2
Purchase Price                                             Section 2.1
Purchaser                                                  Introduction
Purchaser Indemnitees                                      Section 11.3
Scheduled Closing Date                                     Section 5.1
Seller                                                     Introduction
Seller Knowledge Individual                                Section 3.22


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Space Leases                                               Section 1.3
Survey                                                     Section 6.3
Termination Notice                                         Section 6.5(b)
Title Commitment                                           Section 6.2(a)
Title Company                                              Section 6.2(a)
Uniform System of Accounts                                 Section 1.2
WARN Act                                                   Section 7.8

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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is entered into this 17th day of November, 2003 (the "Contract Date") by and between BRENTWOOD BWI, LLC, a Virginia limited liability company ("Seller"), and HIGHLAND HOSPITALITY, L.P., a Delaware limited partnership ("Purchaser").

                                    ARTICLE I
                                      Sale

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy and assume from Seller:

         1.1 Property. All of Seller's right, title and interest in and to that certain parcel of land more particularly described in Exhibit A attached hereto (collectively, the "Land"), situated in Lithicum, Maryland, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings located on the Land (the "Improvements"). The Land, and the Improvements located thereon are sometimes referred to hereinafter together as the "Hotel."

         1.2 Personal Property. The following personalty to the extent owned by Seller (collectively the "Personal Property"): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located in the Hotel (the "FF&E"), (b) all items included within the definition of "Property and Equipment" under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the "Uniform System of Accounts") and used in the operation of the Hotel, if any, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (the "Fixed Asset Supplies"); (c) all "Inventories" as defined in the Uniform System of Accounts and used in the operation of the Hotel, if any, such as provisions in storerooms, refrigerators, pantries, and kitchens, unopened beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the "Inventories"); (d) to the extent in Seller's possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel (which shall not include the tax or corporate records of the Seller), and any goodwill of Seller related to the Hotel and (e) any and all other items of personalty owned by Seller and located at the Hotel (excluding any and all FF&E reserves relating to the Property).

       1.3 Contracts and Leases. All rights of Seller, to the extent transferable, under all written service, maintenance, licensing, concession, and other contracts or agreements related to


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the maintenance, ownership, use, possession or operation of the Personal
Property or the Hotel, other than the Existing Management Agreement (the "Contracts"), all written leases of personal property located at, or used in the operation of the Hotel (the "Equipment Leases") to which Seller or Existing Manager is a party and, if any, all leases, subleases and other occupancy agreements, which provide for the use or occupancy of space or facilities on or relating to the Hotel (the "Space Leases") Existing (the Hotel, Personal Property, Contracts, Equipment Leases and any such Space Leases are collectively, the "Property").

                                   ARTICLE II
                                 Purchase Price

         2.1 Purchase Price. The purchase price for the Property is TWENTY-ONE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($21,900,000.00) (the "Purchase Price"), subject to adjustment as provided herein, which shall be payable on the Closing Date to Seller in cash by wire transfer of immediately available funds to Fidelity National Title Insurance Company, as escrow agent (the "Escrow Agent").

         2.2 Allocation of Purchase Price. Seller and Purchaser shall agree, within ten (10) days after the Contract Date, upon an allocation of the Purchase Price among the Hotel and various items of Personal Property. If Seller and Purchaser agree on such allocations, each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Seller and Purchaser cannot agree upon such allocations of the Purchase Price within ten (10) days after the Contract Date, each party shall file federal, state and local tax returns based on each party's own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

         2.3 Deposit. Within three (3) business day following the Contract Date, Purchaser shall deliver to the Escrow Agent a deposit in the amount of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) in immediately available funds (together with any interest earned thereon, the("Initial Deposit"). If Purchaser does not deliver the Initial Deposit to the Escrow Agent within three (3) business day following the Contract Date, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, and neither party shall then have any further liability to the other under this Agreement except as otherwise specifically provided herein. On the date that is the expiration of the Due Diligence Period, Purchaser shall deliver to the Escrow Agent an additional deposit in the amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (together with any interest earned thereon, the "Additional Deposit") (the Initial Deposit and, when and if made, the Additional Deposit and the Extension Deposit, are sometimes referred to in this Agreement as the "Deposit"). The Escrow Agent shall hold the Deposit in accordance with escrow instructions executed by Seller, Purchaser and the Escrow Agent (the "Escrow Instructions") substantially in the form attached hereto as Exhibit B.

                                       2

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                                   ARTICLE III

               Seller's Representations, Warranties and Covenants

         In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows:

         3.1 Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing in all states where the ownership of its assets or the conduct of its business makes such qualification necessary.

         3.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any contract or other binding commitment of Seller or any provision of the organizational documents of Seller; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

         3.4 Litigation. As of the date hereof, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority.

         3.5 Condemnation Actions. To Seller's knowledge, there are no pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

         3.6 Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than that certain License Agreement between Seller and Hilton Inns, Inc. (the "Franchisor"), dated as of December 12, 2000, as amended by that certain Amendment to License Agreement and Commencement Date Agreement dated as of February 1, 2002 (as amended, the "Franchise Agreement") and the Hotel Management Agreement between Seller and LTD Management Co., Inc. (the "Existing Manager"), dated as of June 15, 2001 (the "Existing Management Agreement"), nor are there any outstanding or alleged claims, liabilities or amounts due under any such contracts or agreements.

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         3.7 Environmental Matters. Except as disclosed in the environmental reports listed on Exhibit C, Seller has not received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, "Hazardous Substances") that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured, nor has Seller received written notice from any applicable governmental or regulatory authority that the Hotel is not in compliance with applicable Environmental Laws. Except as otherwise disclosed in such environmental reports, to Seller's knowledge (a) there are no Hazardous Substances located at, on or under the Hotel and (b) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Hotel in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonable amounts. The Hazardous Substances described in the foregoing clauses (i) and (ii) are being stored, used and disposed of in compliance with all Environmental Laws. For the purposes of this Section, "Environmental Laws" means any and all statutes, laws, regulations and rules in effect on the date hereof relating to the protection of the environment or to the use, transportation and disposal of Hazardous Substances.

         3.8 Compliance with Applicable Law. To Seller's knowledge, the Hotel is in compliance in all material respects with all applicable building codes and zoning laws, and all other applicable laws, ordinances, rules and regulations. Seller has not received any written notice from any governmental authority of any violations of law or municipal ordinances, orders or requirements with respect to the Hotel.

         3.9 Labor and Employment Matters. No employment contracts or collective bargaining agreements exist with respect to the Property that will subject Purchaser to liability therefor. Seller is the employer of all persons employed at, or in connection with, the Property. There are less than one hundred employees employed at, or in connection with, the Property Seller has no knowledge of any strike, work stoppage or other labor dispute relating to the operation of the Property or threatened by any union and has no knowledge of any application pending or threatened for certification of a collective bargaining agent.

         3.10 Insurance. Seller has and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Seller, as listed on Exhibit D.

         3.11 Contracts. All material Contracts known to Seller and related to the maintenance ownership, use, possession or operation of the Property, other than the Existing Management Agreement, the Equipment Leases and the Space Leases (if any), are listed on Exhibit E attached hereto. Seller has made available to Purchaser true and complete copies of all such Contracts. To Seller's knowledge, (a) all such Contracts are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Contract, nor by any other party thereto.

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         3.12 Equipment Leases. All material Equipment Leases known to Seller to which Seller or Existing Manager is a party are listed on Exhibit F attached hereto. Seller has made available to Purchaser true and complete copies of all such Equipment Leases. To Seller's knowledge, (a) all such Equipment Leases are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Equipment Lease, nor by any other party thereto.

         3.13 Space Leases. All material Space Leases known to Seller to which Seller or Existing Manager is a party are listed on Exhibit G attached hereto. To Seller's knowledge, (a) all such Space Leases are in full force and effect, and (b) there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Space Leases, nor by any other party thereto.

         3.14 Permits. To Seller's knowledge, all material licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning full-service hotel (the "Permits") have been obtained and are in full force and effect. Each such Permit is listed on Exhibit H attached hereto, and Seller has made available to Purchaser true and complete copies of each such Permit.

         3.15 Not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         3.16 Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller's knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings.

         3.17 Title to the Property. Seller has good and valid title to the Property and, on the Closing Date, except the Personal Property sold or otherwise disposed of since the Contract Date in the ordinary course consistent with past practices, the Property shall be transferred to Purchaser free and clear of all mortgages, liens, encumbrances of any nature whatsoever except the Permitted Exceptions.

         3.18 Taxes. All federal, state, local and other tax returns, reports and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing Date with respect to the Property have been timely filed (subject to any extensions that may be permitted by law) and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. All taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date with respect to the Property shall be paid by Seller if due as of or prior to the Closing Date.

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         3.19 Zoning. Seller has received no written notice nor does Seller have any knowledge of any actual or potential change to or modification of the zoning applicable to the Hotel (or any component thereof).

         3.20 Complete Copies. All instruments, documents, lists, schedules and items with respect to the Hotel which Seller has delivered or made available, or will deliver to or make available to Purchaser pursuant to this Agreement are true, correct and complete copies of originals.

         3.21 "As-Is, Where-Is" Sale. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY IS SOLD "AS-IS, WHERE-IS WITH ALL FAULTS," AND EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY.

         3.22 Knowledge. Any and all uses in this Agreement of the phrase "to the knowledge of Seller", "to Seller's knowledge" or "known to Seller" (or any similar phrase) shall mean the actual and present knowledge of Haribai Kanji Thakkar, Tammy Constande and the general manager of the Hotel (collectively the "Seller Knowledge Individual"). Neither the actual, present knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity shall be imputed to the Seller Knowledge Individual.

                                   ARTICLE IV
              Purchaser's Representations, Warranties and Covenants

         In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

         4.1 Good Standing. Purchaser is a corporation, validly existing and in good standing under the laws of Maryland, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

         4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions of Purchaser, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         4.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction;

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(b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or
(c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

         4.4 Litigation. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Purchaser or (b) Purchaser's ability to enter into or perform this Agreement.

                                    ARTICLE V
                                     Closing

         5.1 Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the "Closing") shall take place on January 6, 2004 or on such alternative date or at such alternative location as may be mutually agreed upon by Seller and Purchaser (the "Scheduled Closing Date"). Purchaser may elect to extend the Scheduled Closing Date for up to sixty (60) days, at Purchaser's option, by (i) providing Seller with notice of such election on or before December 15, 2003 (the "Extension Notice"), (ii) depositing with the Escrow Agent within three (3) business days of the delivery of the Extension Notice an additional earnest money deposit of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (the "Extension Deposit"), and (iii) paying to Seller in addition to the Purchase Price an amount equal to the per diem interest on the amount of the Purchase Price less the Deposit, at an annualized rate equal to Wachovia Bank's prime rate of interest plus one percent (1%) for each day subsequent to the Scheduled Closing Date that the Closing is extended (the "Extension Fee"). The term "Closing Date" when used herein shall mean the Scheduled Closing Date or the Scheduled Closing Date as may be extended in accordance with this Section 5.1. The Extension Fee shall be payable on the Closing Date to Seller in cash by wire transfer of immediately available funds to the Escrow Agent. All of Seller and Purchaser's deliveries, the cash payment of the Purchase Price, the Extension Fee, if any, and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2 shall be delivered in escrow to the Escrow Agent.

         5.2 Costs. Purchaser shall pay all of the transfer and recording taxes and fees connected with the transfer of the Property and the recordation of the Deed, (ii) fees of the Escrow Agent, and (iii) bulk sales taxes and other personal property taxes associated with the Closing, if any. Purchaser shall pay for (i) the cost of all environmental and engineering reports, (ii) the title insurance premiums, including without limitation, the costs of all endorsements and the Survey, and (iii) any and all sums required to be paid in connection with the execution of a new franchise agreement; provided, however, that Purchaser shall not be responsible for any amounts due and owing to Franchisor pursuant to the Franchise Agreement representing obligations which accrued prior to the Closing. Each party shall pay its own accountants and attorneys' fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

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                                   ARTICLE VI
                  Actions Pending Closing; Due Diligence Period

         6.1 Conduct of Business; Maintenance and Operation of Property. Between the Contract Date and the Closing Date, Seller shall continue to maintain the Property in the same manner as it was maintained prior to the date hereof and keep the Property in its present order and condition, subject to normal wear and tear, exercising the same degree of care in such matters as Seller has previously exercised. Seller shall not remove any item of Personal Property from the Property without replacing the same with property of equal or greater value.

         6.2 Title Insurance. (a) Within ten (10) days after the Contract Date, Seller shall provide Purchaser a copy of the existing title policy together with copies of all exception documents listed on such policy. Purchaser shall obtain, at Purchaser's sole cost, a binding commitment for owner's policy of title insurance (the "Title Commitment") relating to the Hotel to be issued by a title insurance company of Purchaser's choosing (the "Title Company"), committing to insure Purchaser's good and marketable fee simple title to the Hotel. The Title Policy to be issued at Closing shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind other than (i) applicable zoning regulations and ordinances, (ii) liens for taxes, assessments and governmental charges not yet due and payable, (iii) liens for water and sewer service not yet due and payable, and (iv) the other Permitted Exceptions.

         (b) At least ten (10) days prior to the expiration of the Due Diligence Period, Purchaser agrees to notify Seller in writing of any objections to exceptions appearing in the Title Commitment. Within five (5) days following Purchaser's notice, Seller shall notify Purchaser (a) that it will, prior to the Closing Date, eliminate the exceptions to which Purchaser has objected or (b) that it declines to eliminate specified exceptions. If Seller elects not to take such actions as may be required by the Title Company to remove all exceptions to title to which Purchaser has objected, Purchaser may within five (5) days terminate this Agreement in its sole discretion and receive a return of the Deposit and the parties shall have no further obligations to the other under this Agreement, except for those obligations which expressly survive the termination of this Agreement. If Seller agrees to take the actions necessary to eliminate all exceptions to which Purchaser has objected, then such exceptions shall not be Permitted Exceptions and Seller shall cause such exceptions to be removed prior to or at Closing. If Purchaser elects to accept any exceptions to which Purchaser has objected or if Purchaser subsequently elects to accept any such exceptions and continue this Agreement, Purchaser and Seller shall, on or prior to the date that is five (5) days following Seller's notification to Purchaser pursuant to the second sentence of this Section 6.2(b), initial a list of all exceptions that Purchaser agrees to accept (which shall include items
(i), (ii) and (iii) of Section 6.2(a) and all exceptions set forth in the Title Commitment to which Purchaser did not object) (collectively, the "Permitted Exceptions"), which shall be attached hereto as Exhibit I.

         6.3 Survey. Within ten (10) days after the Contract Date, Seller shall provide Purchaser a copy of the survey for the Property. Purchaser shall obtain, at Purchaser's sole cost,

                                       8

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an as-built survey of the Hotel, certified to Purchaser and the Title Company by a land surveyor or professional engineer (the "Survey").

         6.4 No Action. Between the Contract Date and the Closing Date, Seller shall not take or permit any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement. If any event occurs prior to Closing that would cause any of Seller's representations or warranties to become untrue, Seller shall notify Purchaser immediately in writing of such occurrence.

         6.5 Inspection; Due Diligence Period. (a) Purchaser and Seller agree for a period from the Contract Date until December 17, 2003 (the "Due Diligence Period"), Purchaser shall have the right, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Hotel at any reasonable time and upon reasonable prior notice to Seller, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property. In addition, Purchaser may, at its own risk, cost and expense, conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property or any invasive tests. Prior to entry onto the Property, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser maintains a commercial general liability policy that names Seller as an additional insured in such amount as Seller shall reasonably approve. Purchaser shall conduct, and ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not materially interfere with the Hotel; and Purchaser shall indemnify and hold Seller harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and other charges) arising out of or in any way related to personal injury (including death), property damage, disruptions of operations, nuisance or other claims asserted by any person or entity relating to the acts or omissions of Purchaser, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Hotel. The foregoing indemnity shall survive Closing or any termination of this Agreement. Purchaser shall have reasonable access to all documentation, agreements and other information in the possession of Seller or Seller's agents related to the Property and shall have the right to make copies of same. To the extent not already made available, Seller shall make available to Purchaser within ten (10) business days of the date hereof, copies of all environmental reports listed on Exhibit C, and such other information as Purchaser may reasonably request.

                  (b) If, during the Due Diligence Period, Purchaser gives Seller written notification (the "Termination Notice") that Purchaser elects not to consummate the purchase of the Property based upon the results of its investigations or review of (i) the Title Commitment and the Survey, (ii) Purchaser's environmental report of the Property, (iii) Purchaser's physical inspection and/or study of the Property or (iv) the books or records of the Hotel for the months July, August and September, 2003, this Agreement shall terminate, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein. In the event that the Termination Notice is not received by Seller by the end of the Due Diligence Period, Purchaser shall have

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been deemed to have elected to proceed hereunder, the Deposit shall become non-refundable unless otherwise provided herein, and this Agreement shall remain in full force and effect.

         6.6 Contracts and Equipment Leases. Prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller of any Contracts or Equipment Leases that it wishes to have Seller terminate as of the Closing Date; provided that Seller shall not be required to pay any penalties or termination costs in connection with the termination of such Contracts or Equipment Leases. Between the Contract Date and the Closing Date, Seller shall not enter into, terminate, amend or otherwise modify any Contracts, Space Leases or Equipment Leases, unless (i) any such contract, space lease or equipment lease will not be binding on Purchaser after Closing, (ii) any such contract, equipment lease or space lease is an extension or renewal of, or a new contract, equipment lease or space lease that replaces, Contract, Equipment Lease or Space Lease existing as of the Contract Date on substantially similar terms, allowing for a reasonable adjustment in the price or rent charged thereunder to reflect market conditions in Seller's reasonable judgment, and which new contract, equipment lease or space lease may be with a new contracting third party or parties in Seller's reasonable judgment; provided, however, from and after the expiration of the Due Diligence Period Seller shall obtain the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole and absolute discretion) before entering into any such contract, equipment lease or space lease, (iii) any such new, amended or modified contract, equipment lease or space lease is terminable by Purchaser without penalty or premium after Closing on no more than thirty (30) days' notice, (iv) any such terminated contract, equipment lease or space lease is terminated as a result of the default or nonperformance of a party thereto other than Seller, or (v) the same is a purchase order for goods or services entered into in the ordinary course of business of the Hotel consistent with the practices and procedures in effect as of the Contract Date.

         6.7 Franchise Agreement. On or prior to the expiration of the Due Diligence Period, Purchaser shall have obtained the approval of Hilton Hotels Corporation which shall allow Purchaser or its subsidiary to be a Hilton Garden Inn franchisee for the Hotel.

                                   ARTICLE VII
           Conditions Precedent to Purchaser's Obligations at Closing

         It shall be a condition to Purchaser's obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

         7.1 Representations and Warranties. Each of Seller's representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date.

         7.2 Covenants of Seller. Seller shall have materially performed and complied with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date.

         7.3 Intentionally Deleted.

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

         7.4 Litigation. There shall be no actions, suits arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller's ability to enter into or perform this Agreement or (c) Seller's title to the Property.

         7.5 Franchise Agreement and Existing Management Agreement. Franchisor shall have approved of Purchaser as a franchisee of the Hotel and shall have entered into a new franchise agreement with Purchaser on terms and conditions reasonably acceptable to Purchaser. The Existing Management Agreement shall have been terminated, at Seller's sole cost and expense. On the Closing Date, there shall be no contract or agreement in effect between Seller and any third party for management of the Property after the Closing Date. There shall be no fees, payments, commissions or other sums due and owing in connection with management of the Property under the Existing Management Agreement or any other agreement for the period prior to the Closing Date.

         7.6 Permits. Purchaser shall have been able to obtain a liquor license or shall have entered into an interim beverage agreement with Seller on terms and conditions reasonably satisfactory to Purchaser which allows Purchaser to serve alcoholic beverages at the Property on and subsequent to the Closing Date.

         7.7 Termination of Employees. If necessary, Seller shall terminate the employment of all individuals employed at or in connection with the Property. Compliance with the provisions of the Worker Adjustment and Retraining Notification Act ("WARN Act") 29 U.S.C. 2101 et seq. shall be and remain Seller's sole responsibility. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage and/or expense (including without limitation, reasonable attorneys' fees and expenses) arising from or relating to WARN Act insofar as it relates to the purchase and sale of the Property and the termination of the employees who provide services at the Property prior to the Closing Date. The indemnity set forth in this
Section 7.7 shall survive Closing and shall not be limited by any claims period set forth in this Agreement.

         7.8 Failure of Condition. In the event of the failure of any condition precedent set forth in this Article 7, except a failure that results from the actions, inactions or material adverse change in the financial condition of Purchaser or the failure of any of Purchaser's representations and warranties set forth herein to be true and complete in all material respects, Purchaser, at its sole election, may (i) terminate this Agreement (and receive a return of the Deposit), (ii) waive the condition and proceed to Closing or (iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Seller to remedy such failure. In the event that any such condition is not satisfied and the transactions contemplated hereby are not consummated primarily as a result of the actions, inactions or material adverse change in the financial condition of Purchaser or the failure of any of Purchaser's representations and warranties set forth herein to be true and complete in all material respects, then the Deposit shall be forfeited to Seller as full and complete liquidated damages, this Agreement will be terminated and the parties shall have no further obligations to the other

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under this Agreement, except for those obligations which expressly survive the termination of this Agreement.

         7.9 Seller Deliveries. Seller shall have delivered all of the other documents required from it pursuant to Article IX hereof.

                                  ARTICLE VIII
             Conditions Precedent to Seller's Obligations at Closing

         It shall be a condition to Seller's obligation to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Seller).

         8.1 Representations and Warranties. Each of Purchaser's representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date.

         8.2 Purchaser Deliveries. Purchaser shall have delivered all of the other documents and other items required from it pursuant to Article IX hereof.

         8.3 Failure of Condition. In the event of the failure of any condition precedent set forth in this Article 8, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to Closing or
(iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow such failure to be remedied; provided, however, that if any such condition is not satisfied primarily as a result of the actions, inactions or material adverse change in financial condition of Seller or a failure of the representations and warranties of Seller in this Agreement to be true and complete in all material respects, then Seller shall be required to return the Deposit to Purchaser and this Agreement will be terminated and the parties shall have no further obligations to the other under this Agreement, except for those obligations which expressly survive the termination of this Agreement.

                                   ARTICLE IX
                               Closing Deliveries

         At Closing, the parties shall make the following deliveries:

         9.1 Deed. Seller shall deliver a special warranty deed in recordable form conveying Seller's fee simple interest in the Hotel substantially in the form set forth on Exhibit J attached hereto (the "Deed"), dated as of the Closing Date, free of all liens, encumbrances and adverse claims other than the Permitted Exceptions.

         9.2 Bill of Sale. Seller and Purchaser shall each deliver two (2) duly executed counterparts (one for each party) of the bill of sale and assignment and assumption of documents substantially in the form set forth on Exhibit K attached hereto (the "Bill of Sale"), dated as of the Closing Date, conveying to Purchaser the Personal Property, free of all liens, encumbrances and adverse claims other than the Permitted Exceptions and assigning all of the applicable

Permits, Contracts, Equipments Leases and Space Leases, to the extent that the foregoing are assignable.

         9.3 FIRPTA Certificate. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investment in Real Property Tax Act.

         9.5 Intentionally Deleted.

         9.6 Possession; Books and Records, Keys. Seller shall deliver possession of the Property to Purchaser, together with all books and records relating to the Property in Seller's possession, in accordance with and subject to any privacy laws or regulations, necessary or desirable for the operation of the Hotel and all keys, including, without limitation, keys for all security systems, rooms and offices.

         9.7 Purchase Price; Extension Fee. Purchaser shall deliver the Purchase Price and the Extension Fee, if any, payable in the manner provided for in this Agreement.

         9.8 Other Documents. Seller and Purchaser shall deliver such other documents and instruments as may be reasonably requested by Seller, Purchaser or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

                                    ARTICLE X
                                     Default

         10.1 Purchaser's Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser's obligation to do so have been satisfied or waived by Purchaser, Escrow Agent shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate, and neither party shall have any further obligations or liabilities to the other party (except for such obligations and liabilities as expressly survive the termination hereof).

         10.2 Seller's Default. If Seller fails to consummate the transaction in accordance with the terms of this Agreement and Purchaser is otherwise willing and able to proceed as contemplated hereunder, Purchaser shall be entitled, as its sole remedy, to pursue any or all of the following remedies: (i) specific performance of this Agreement, (ii) have the Deposit returned to Purchaser by the Escrow Agent in accordance with the Escrow Instructions and (iii) in the case of a willful and intentional default by Seller in its obligations to proceed to Closing, or a willful and intentional failure to satisfy any condition set forth in Article VII and Purchaser elects not to proceed to Closing, recovery from Seller of the actual out-of-pocket damages incurred by Purchaser in connection with the transactions contemplated by this Agreement, provided that in no event shall the aggregate liability of Seller to Purchaser under this clause (iii) exceed Five Hundred Thousand Dollars ($500,000).

                                   ARTICLE XI
         Survival; Indemnification Obligations; Post-Closing Obligations

         11.1 Generally. Except as otherwise expressly provided herein, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall not survive the Closing, and no action may be brought on any such representation, warranty, obligation, covenant or agreement.

         11.2 Survival. Any claims for breach of the representations, warranties and covenants of Seller and Purchaser contained herein shall be made within twelve (12) months of the Closing Date, otherwise they shall irrevocably be deemed to have been waived.

         11.3 Agreement to Indemnify. Notwithstanding any provisions of this Agreement to the contrary, Seller shall hold harmless, indemnify and defend Purchaser, its affiliates and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them (the "Purchaser Indemnitees") against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other charges) connected with the ownership or operation of the Hotel and relating to the period during which Seller owned the Hotel, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period of Seller's ownership of the Hotel, or any claims for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel's operations at any time during such period. Notwithstanding any provisions of this Agreement to the contrary, Purchaser shall hold harmless, indemnify and defend Seller its affiliates and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other charges) connected with the ownership or operation of the Hotel and relating to the period from or after the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period in which the Hotel is owned by Purchaser (or Purchaser's affiliates) or any claims for any debts or obligations occurring on or about the Hotel or any portion thereof or with respect to the Hotel's operations at any time during such period. The foregoing indemnities shall survive the Closing.

         11.4 Indemnification Regarding Assumed Obligations. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party on or after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing and from all third party claims brought against the other party to the extent relating to the period from and after assumption of the liability on which the claim is based.

         11.5 Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party's behalf, then at the indemnified party's election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party's expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

                                   ARTICLE XII
                            Casualty or Condemnation

         12.1 Notice to Purchaser. Seller agrees to give purchaser prompt notice of any fire or other casualty occurring at the Hotel between the Contract Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 12.1 for failure to report minor incidents causing insignificant damage.

         12.2 Condemnation, Casualty or Litigation. If, prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00) or more, Purchaser shall have the right, upon notice in writing to Seller delivered within fifteen (15) days after actual notice of such condemnation, fire or other casualty or litigation, to terminate this Agreement. Upon such termination, the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder, except as otherwise expressly provided in this Agreement. If the Hotel is so damaged but this Agreement is not terminated with respect to the Hotel, the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all of Seller's share of the condemnation award or the proceeds of any fire or other casualty insurance plus the amount of any deductible under such insurance that has not been applied to the restoration or repair of such damage and all rent insurance proceeds (if any) payable with respect
                                       15
to the Hotel relating to the period after Closing and Seller shall have no obligation to repair or restore the Property.

         12.3 Risk of Loss. Subject to the provisions of this Article XII, the risk of loss or damage to the Property shall remain with Seller until the delivery of the Deed.

                                  ARTICLE XIII
                                 Apportionments

         13.1 Apportionments. The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date (the "Apportionment Date"):

                  (a) real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed;

                  (b) fuel oil in the tank at the Hotel, if any, (based upon invoice cost, first in, first out), water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller shall, not more than one day prior to the Apportionment Date, if possible, cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. All utility adjustments will be made by the parties outside of Closing;

       (c) amounts which have been paid or are payable under the Contracts, Space Leases, Equipment Leases and Permits assigned to and assumed by Purchaser at Closing;

       (d) prepaid advertising expenses;

       (e) commissions of credit and referral organizations; and

       (f) all other charges and fees customarily prorated and adjusted in similar transactions.

       In addition to the foregoing apportionments, the Purchase Price shall be increased by the amount of petty cash at the Hotel on the Closing Date.

         13.2 Deposits. All deposits (including any interest thereon due the party making such deposit) from guests or others made as security or in connection with future services to be rendered shall be credited to Purchaser at the Closing. Purchaser shall assume responsibility for all deposits and shall hold Seller harmless therefrom. Seller shall hold Purchaser harmless from any liability for deposits not so credited.

         13.3 Room Revenue. All revenues received or to be received from transient guests on account of room rents for the period ending on the Apportionment Date shall belong to Seller, and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser; provided, however, that revenues received or "posted" in the normal course after the time Seller normally closes its front desk activity for the "night" audit for the Apportionment Date (the "Front Desk Closing Hour") shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of 12:01 a.m. on the Apportionment Date are collectively called the "Current Ledger", and Purchaser shall pay over to Seller, Seller's share of the proceeds of the Current Ledger attributable to payments of each guest's account for the period ending on the Apportionment Date. In the event that an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Apportionment Date, such amount shall be applied first to any indebtedness owing by such person to Purchaser and thereafter to such person's indebtedness to Seller.

         13.4 Accounts Receivable; Accounts Payable. (a) Purchaser shall purchase from Seller, and Seller shall assign to Purchaser at Closing and receive a credit for (i) all of Seller's current accounts receivable (i.e. accounts receivable which are aged not more than ninety (90) days) including, without limitation, all account receivables from credit card issuers and (ii) the accounts receivable of registered guests who have not checked out prior to the Apportionment Date and who are occupying rooms on the evening preceding the Closing Date. Such credit shall equal the amount of accounts receivable less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount of five percent (5%). All other accounts receivable relating to the Hotel in respect of the period prior to the Apportionment Date shall be for Seller's sole account, and Purchaser shall not be responsible to Seller for the same. Notwithstanding the foregoing, payments received by Purchaser that are identified as relating to accounts receivable not purchased by Purchaser shall be promptly turned over to Seller.

         (b) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Apportionment Date shall be retained and paid by Seller, and Purchaser shall not be or become liable therefor, except as assumed by Purchaser pursuant to this Agreement.

         13.5 Food and Beverage Revenue; Vending Machine Revenue. All monies received in connection with bar and restaurant services, if any, at the Hotel (other than amounts due from any guest) during the Apportionment Date shall belong to Purchaser. Vending machine proceeds shall be counted as close to the Front Desk Closing Hour as is possible and the net amount thereof shall be credited to Seller at Closing.

         13.6 Guests' Property. All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Purchaser's representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left at the Hotel, for a period not to exceed one (1) month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller.

         13.7 Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts, and to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser, and, upon the request of either Purchaser or Seller, shall be reviewed by a mutually acceptable reputable accounting firm (the "Accountants") and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIII cannot be precisely determined on the Closing Date, Purchaser and Seller shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Article XIII and shall determine the exact amount thereof not later than sixty (60) days after the Closing Date. All determinations made by the Accountants shall be binding on both Seller and Purchaser. The fees and expenses of the Accountants shall be borne one-half each by Seller and Purchaser.

         13.8 Employee Compensation. Seller and Existing Manager shall be responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned by and due to employees at the Property through 12:01 a.m. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees. Purchaser shall be responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned by and due to employees at the Property that it has hired or caused its manager to hire after 12:01 a.m. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employee. Notwithstanding the foregoing, Purchaser shall assume and undertake to pay, defend and discharge and perform when due accrued vacation pay, sick leave and bonuses for employees at the Property it has hired or caused its manager to hire, to the extent that (i) such accrued vacation leave, sick pay and bonuses are reflected properly on a schedule delivered by Seller to Purchaser at Closing and acknowledged by each of the employees listed on such schedule and (ii) Purchaser receives a credit therefore against the Purchase Price.

                                   ARTICLE XIV
                                  Miscellaneous

         14.1 Assignment. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to assign this Agreement in its entirety (a) without Seller's consent to (i) Highland Hospitality Corporation or a subsidiary or an affiliate thereof or (ii) a subsidiary or an affiliate of Purchaser or (b) with Seller's consent, which consent shall not be unreasonably withheld or delayed, to a third party capital partner provided that Purchaser shall remain liable to Seller for its obligations hereunder.

         14.2 Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

         14.3 Applicable Law. This Agreement shall be governed by the laws of the State of Maryland, without resort to the choice of law rules thereof.

         14.4 Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

         14.5 Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

         If to Purchaser:

         Highland Hospitality, L.P.
         8405 Greensboro Drive, Suite 500
         McLean, Virginia 22102
         Attention:  General Counsel

         with a copy to:

         Highland Hospitality, L.P.
         8405 Greensboro Drive, Suite 500
         McLean, Virginia 22102
         Attention:  Chief Operating Officer

         If to Seller:

         Brentwood BWI, LLC
         1564 Crossways Boulevard, Suite 201
         Chesapeake, Virginia  23320
         Attention:  H.K. Thakkar

         With a copy to:

         Faggert & Frieden, P.C.
         222 Central Park Avenue, Suite 1300
         Virginia Beach, Virginia  23462
         Attention:  Alan M. Frieden, Esq.

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective when so delivered by hand, or if mailed, three days after mailing or one business day, in the case of express mail or overnight courier service or refusal of the addressee to accept delivery.

         14.6 Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

         14.7 Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

         14.8 Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

         14.9 Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

         14.10 Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

         14.11 Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         14.12 Brokerage. Purchaser and Seller each represents and warrants to the other that no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein other than CB Richard Ellis and/or Mr. Douglas Henkel, which commissions shall be due and payable by Seller pursuant to the terms of a separate agreement. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 14.12 shall survive Closing.

         14.13 Attorneys' Fees. If either party hereto fails to materially perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs

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and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

         14.14 Intentionally Deleted.

         14.15 Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         14.16 Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.

         14.17 Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective Deeds, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement.

         14.18 Non-Solicitation. During the period from the Contract Date until the Closing or the earlier termination of this Agreement, Seller shall not directly make, accept, solicit, negotiate, entertain or otherwise pursue, or authorize any representative or affiliate of Seller to make, accept, solicit, negotiate, entertain or otherwise pursue, any offers for the financing, or direct or indirect sale or disposition of the Property or any portion thereof, other than the transactions contemplated by this Agreement.

         14.19 Like-Kind Exchange. Seller shall have the absolute right to assign any of its rights under this Agreement in connection with a like-kind exchange of property intended to qualify as tax-free under Section 1031 of the Internal Revenue Code, provided that (i) Seller shall save, protect, defend, indemnify and hold the Purchaser Indemnitees harmless from any and all additional costs, liabilities or expenses as a result of such like-kind exchange, (ii) Seller shall remain liable for any of its obligations under this Agreement, (iii) such exchange shall not cause or result in any delay of the Closing, and (iv) Purchaser shall not be obligated to take title to any other property in connection with such exchange. Upon request of Seller, Purchaser shall cooperate with Seller, at Seller's sole cost and expense, as Seller may reasonably request to enable Seller to consummate such like-kind exchange.

                         [SIGNATURES ON FOLLOWING PAGE]

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         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date indicated above.

                               SELLER

                               BRENTWOOD BWI, LLC

                               By:  Brentwood Hotels, LLC,
                                   Its Manager

                               By:  /s/  H.K. Thakkar
                                   ______________________________________

                               Name: H.K. Thakkar
                               Its: Manager

                               PURCHASER

                               HIGHLAND HOSPITALITY, L.P.

                                   By: Highland Hospitality Corporation,
                                       Its General Partner

                                   By:  /s/  Patrick W. Campbell
                                      __________________________________
                                   Name:  Patrick W. Campbell
                                   Its:   Executive Vice President

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